Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of July 30, 2004

among

NEWMONT MINING CORPORATION,

NEWMONT USA LIMITED,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK,

as Administrative Agent,

THE BANK OF NOVA SCOTIA,

THE ROYAL BANK OF SCOTLAND, plc,

as Co-Syndication Agents

and

CITICORP USA, Inc.,

HSBC BANK USA,

UBS LOAN FINANCE LLC,

SUMITOMO MITSUI BANKING CORPORATION

as Co-Documentation Agents

J. P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Guarantee

ARTICLE X

Miscellaneous

SECTION 10.01.	Notices	60
SECTION 10.02.	Waivers; Amendments	61
SECTION 10.03.	Expenses; Indemnity; Damage Waiver	62
SECTION 10.04.	Successors and Assigns	63
SECTION 10.05.	Survival	66
SECTION 10.06.	Counterparts; Integration; Effectiveness	66
SECTION 10.07.	Severability	67
SECTION 10.08.	Right of Setoff	67
SECTION 10.09.	Governing Law; Jurisdiction; Consent to Service of Process	67
SECTION 10.10.	WAIVER OF JURY TRIAL	68
SECTION 10.11.	Headings	68
SECTION 10.12.	Confidentiality	68
SECTION 10.13.	Interest Rate Limitation	69
SECTION 10.14.	USA Patriot Act	70

ARTICLE XI

Treatment of Loans for Purposes of Regulation U

SECTION 11.01.	Treatment for Purposes of Regulation U	70
SECTION 11.02.	Allocation of Credit	70
SECTION 11.03.	Allocation of Collateral	71
SECTION 11.04.	Allocation of Payments	72
SECTION 11.05.	Information	72
SECTION 11.06.	Individual Lender Responsibility	72

SCHEDULES

Schedule 2.01	— Commitments
Schedule 2.06	— Existing Letters of Credit
Schedule 3.06	— Disclosed Matters
Schedule 3.13	— Subsidiaries
Schedule 6.03	— Existing Liens
Schedule 6.05	— Existing Indebtedness of Certain Guarantors

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Opinion of Britt D. Banks, Vice President and General Counsel of the Company
Exhibit B-2	Form of Opinion of White & Case LLP, Special Counsel for the Company
Exhibit C	Form of Assumption Agreement
Exhibit D	Non-Bank Certificate
Exhibit E	Form of Guarantee Agreement
Exhibit F	Form of Subordination Agreement

CREDIT AGREEMENT dated as of July 30, 2004 (the “Agreement”), among NEWMONT MINING CORPORATION, a Delaware corporation (the “Company”), NEWMONT USA LIMITED, a Delaware corporation and a wholly owned subsidiary of the Company (“Newmont USA”, and together with the Company, the “Borrowers”), the LENDERS party hereto and JPMORGAN CHASE BANK, as Administrative Agent.

The Borrowers have requested the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) extend credit in the form of Commitments under which the Borrowers may obtain Revolving Loans in an aggregate principal amount at any time outstanding that will not result in the Revolving Credit Exposure, together with the total Competitive Loan Exposure, exceeding $1,250,000,000. The Borrowers have also requested the Lenders provide procedures under which the Borrowers may obtain Competitive Loans and Swingline Loans from the Lenders and Letters of Credit. The proceeds of Borrowings hereunder are to be used for general corporate purposes of the Borrowers and their subsidiaries and the Letters of Credit will be used to support payment obligations incurred in the ordinary course of business by the Borrowers and their subsidiaries.

The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan or ABR Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P applicable on such date to the Index Debt:

Index Debt Ratings	Eurodollar Spread	ABR Spread	Facility Fee Rate
Category 1 A-/A3 or higher	0.285%	0%	0.090%
Category 2 BBB+/Baa1	0.350%	0%	0.100%
Category 3 BBB/Baa2	0.375%	0%	0.125%
Category 4 BBB-/Baa3	0.550%	0%	0.150%
Category 5 BB+/Ba1	0.900%	0%	0.225%
Category 6 lower than BB+/Ba1	1.150%	0.150%	0.350%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless (A) one of the two ratings is more than one Category lower than the other and neither rating is in Category 6, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings or (B) either rating is or is deemed to be in Category 6, in which case the Applicable Rate shall be determined by reference to Category 6 and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumption Agreement” means an assumption agreement in the form of Exhibit C or any other form approved by the Administrative Agent entered into by any Person that has merged or consolidated with the Company where such Person is the surviving corporation.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Battle Mountain Gold” means Battle Mountain Gold Company, a Nevada corporation and a wholly owned subsidiary of the Company.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” has the meaning ascribed such term in the preamble to this Agreement.

“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated or (c) the Company shall cease to own, directly or through subsidiaries, capital stock and other equity interests of Newmont USA, representing, after giving effect to ownership attributable to all minority interests in subsidiaries through which such capital stock or equity interests are indirectly owned, at least 51% of the economic interest in Newmont USA represented by all of its outstanding capital stock and other equity securities.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Competitive Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the Securities and Exchange Commission.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01 (a), to acquire participation in Swingline Loans pursuant to Section 2.05 and to acquire participations in

Letters of Credit pursuant to Section 2.06, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Commitments on the date hereof is $1,250,000,000.

“Commodity Hedging Agreement” means any commodity price protection agreement or other commodity price hedging agreement to which any Borrower or any Significant Subsidiary is a party, but, in any event, shall not include any agreement for the sale in the ordinary course of business and on standard trade terms of any commodity produced (i) from properties or (ii) by other interests owned by the Borrowers or their Subsidiaries.

“Company” has the meaning ascribed such term in the preamble to this Agreement.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by any Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Competitive Loan Exposure” means, at any time, the aggregate principal amount of Competitive Loans outstanding at such time. The Competitive Loan Exposure of any Lender at any time shall be the aggregate principal amount of the outstanding Competitive Loans of such Lender at such time.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. Unless otherwise limited by the terms of such Contingent Obligation, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 or in the Form 10-K or in the Form 10-Q of the Company, dated December 31, 2003 and March 31, 2004, respectively.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to any period, the net income of the Company and its Subsidiaries on a consolidated basis for such period plus, to the extent deducted in computing such consolidated net income, without duplication, the sum of (a) income tax expense, (b) interest expense, (c) depreciation, depletion and amortization expense, (d) any extraordinary or nonrecurring losses, (e) other noncash charges reducing such consolidated net income (provided that any cash payment made with respect to any such noncash charge shall be subtracted in computing EBITDA for the period in which such cash payment is made), minus, to the extent added in computing such consolidated net income, without duplication, the sum of (i) that portion of interest income in excess of interest expense, (ii) any extraordinary or nonrecurring gains and (iii) other noncash items, including write-ups of assets, increasing such consolidated net income, determined on a consolidated basis in accordance with GAAP.

“Effective Date” means July 30, 2004.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) compliance or non-compliance with any Environmental

Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a US Plan (other than an event for which the 30-day notice period is waived) (or, with respect to a Plan that is not a US Plan, any similar event under any similar non-US law, regulation or rule); (b) the existence with respect to any US Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived (or, with respect to a Plan that is not a US Plan, any similar funding deficiency under any similar non-US law, regulation or rule); (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan (or, with respect to a Plan that is not a US Plan, any similar filing under any similar non-US law, regulation or rule); (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (or, with respect to a Plan that is not a US Plan, the incurrence of any similar liability under any similar non-US law, regulation or rule); (e) the receipt by the Company or any ERISA Affiliate from the PBGC, any non-US Governmental Authority (with respect to a Plan that is not a US Plan) or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA (or, with respect to a Plan that is not a US Plan, any similar notice under provisions of similar non-US law, regulation or rule).

“Eurocurrency Reserve Requirements” means, with respect to Eurodollar Loans, the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent is subject and applicable to “Eurocurrency Liabilities”, as such term is defined in Regulation D of the Board, or any similar category of assets or liabilities relating to eurocurrency fundings.

Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or registered or in which its principal office is located or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located, or any subdivision thereof or therein, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)) or any Issuing Bank, any withholding tax imposed by the United States of America that is in effect and would apply to amounts payable by the applicable Borrower to such Lender or Issuing Bank at the time such Lender or Issuing Bank becomes a party to this Agreement (or designates a new lending office) and (d) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.17(e), except, in the case of clause (c) above, to the extent that any applicable Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to any withholding tax pursuant to Section 2.17.

“Existing Credit Agreements” means the Existing Five-Year Credit Agreement, the Existing 364-Day Credit Agreement and the Existing Three-Year Credit Agreement.

“Existing Five-Year Credit Agreement” means the Amended and Restated Five-Year Credit Agreement dated as of May 22, 2002, as amended, restated, supplemented or otherwise modified from time to time prior to the Effective Date, among the Company, certain borrowing subsidiaries, the lenders party thereto and JPMorgan Chase Bank, as administrative agent.

“Existing Letter of Credit” means the letters of credit issued prior to the Effective Date and set forth on Schedule 2.06.

“Existing 364-Day Credit Agreement” means the Amended and Restated 364-Day Credit Agreement dated as of May 22, 2002, as amended, restated, supplemented or otherwise modified from time to time prior to the Effective Date, among the Company, the lenders party thereto and JPMorgan Chase Bank, as administrative agent.

“Existing Three-Year Credit Agreement” means the Three-Year Credit Agreement dated as of May 22, 2002, as amended, restated, supplemented or otherwise modified from time to time prior to the Effective Date, among the Company, Newmont Finance Limited, the lenders party thereto and JPMorgan Chase Bank, as administrative agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.

“Guarantee Agreement” means the Guarantee Agreement dated as of July 30, 2004, made by Battle Mountain Gold and Newmont Capital in favor of the Administrative Agent for the benefit of the Lenders in the form of Exhibit E.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” and “Guarantors” means each of the Borrowers and each of Battle Mountain Gold and Newmont Capital.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, at a particular date, the sum (without duplication) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) the capitalized portion of all obligations of such Person under Capital Lease Obligations, (c) obligations as recorded in such Person’s financial statements in respect of borrowings of gold, (d) deferred revenues from sales of future production and all obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which such Person receives upfront payments in consideration of an obligation to deliver product or commodities (or make cash payments based on the value of product or commodities) at a future time, but, in any event, excluding any agreement for the sale in the ordinary course of business and on standard trade terms (including standard trade payment terms) of any commodity produced (i) from properties or (ii) by other interests owned by such Person and (e) without duplication, all Contingent Obligations of such Person. The amount of Indebtedness in respect of the upfront payments referred to in clause (d) of this definition shall be the amount in respect of the obligations referred to in such clause that would be required to appear as a liability on a consolidated balance sheet of such Person and its subsidiaries prepared in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person (other than unsecured guarantees by a Guarantor) or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated May 2004 relating to the Company and the Transactions.

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if available to all participating Lenders) thereafter, as a Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan and any one or more Lenders designated in writing by the Company in a notice delivered to the Administrative Agent, as the case may be, and their successors in such capacity; provided that such designated Lender or Lenders shall have consented to such designation. The Issuing Banks may, in their discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Banks, in which case the term “Issuing Bank” shall include any such Affiliates with respect to Letters of Credit issued by such Affiliates.

“JPMorgan” means JPMorgan Chase Bank and its successors.

“LC Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of the termination of the Commitments.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements by Issuing Banks that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” means each Existing Letter of Credit and any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Guarantee Agreement and each promissory note delivered pursuant to this Agreement.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole.

“Material Commodity Hedging Indebtedness” means obligations under any Commodity Hedging Agreement with respect to which any Borrower or any Significant Subsidiary is obligated to pay more than $75,000,000 (after giving effect to any netting provisions of such agreement and subtracting the value of any cash (or cash equivalent) collateral provided by any Borrower or any Significant Subsidiary under such agreement) as a result of an event of default by, or termination event applicable solely to, any Borrower or any Significant Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Company, Newmont USA and the Significant Subsidiaries in an aggregate principal amount exceeding $75,000,000.

“Maturity Date” means July 30, 2009.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a US Multiemployer Plan or a non-US defined benefit retirement plan (i) to which the Company or an ERISA Affiliate contributes or is obligated to contribute any amounts and (ii) to which any entity other than the Company and its ERISA Affiliates contributes or is obligated to contribute any amounts.

“Newmont Capital” means Newmont Capital Limited, a Nevada corporation and a wholly owned subsidiary of the Company.

“Obligations” means (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursements of LC Disbursements and interest thereon and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company or Newmont USA under this Agreement or any other Loan Document.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) landlord’s liens arising in the ordinary course of business;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) any lien created in favor of a partner or co-joint venturor in connection with any agreement with such party relating to an unincorporated joint venture over interests in and the assets of that unincorporated joint venture, the product derived from it, the sales proceeds payable and revenues received in respect of it and tariffs payable in respect of the assets of that unincorporated joint venture; and

(h) any lien created in favor of a partner or co-joint venturor in connection with any agreement with such party relating to an incorporated joint venture over the shares in such joint venture company and/or its distributions from that company;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA (or which would be subject to the provisions of Title IV of ERISA but for the application of Section 4(b)(4) of ERISA) or Section 412 of the Code or Section 302 of ERISA (or which would be subject to the provisions of Section 302 of ERISA but for the application of Section 4(b)(4) of ERISA), and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 10.04(c).

“Related Parties” means, with respect to any Specified Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Commitments representing at least a majority of the total Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, “Required Lenders” shall mean Lenders having Revolving Credit Exposures (plus Competitive Loan Exposures) representing at least a majority of the total Revolving Credit Exposures (plus Competitive Loan Exposures) at such time.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Revolving Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the LC Exposure at such time. The Revolving Credit Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Revolving Credit Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Sections 2.01 and 2.03. Each Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

“S&P” means Standard & Poor’s.

“Significant Subsidiary” means (i) any Subsidiary now or at any time hereafter meeting any one of the following conditions: (a) the assets of such Subsidiary, or the investments in or advances to such Subsidiary by the Company and other Subsidiaries, exceed 10% of the aggregate assets appearing on the consolidated balance sheet of the Company and its consolidated Subsidiaries for the most recently ended fiscal year, or (b) the gross revenues of such Subsidiary for the fiscal year of the Company most recently ended exceed 10% of the gross revenues of the Company and its consolidated Subsidiaries for such fiscal year, or (c) such Subsidiary has one or more Subsidiaries and together therewith would, if considered in the aggregate, constitute a Significant Subsidiary within the terms of clauses (a) or (b) of this definition, and (ii) Newmont USA, Battle Mountain Gold and Newmont Capital.

“Statutory Reserve Requirements” means, with respect to any currency, reserve (including any Eurocurrency Reserve Requirements), liquid asset or similar requirements established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Company.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.05, expressed as an amount representing the maximum aggregate amount of the Swingline Lender’s outstanding Swingline Loans hereunder, as such commitment may be reduced from time to time pursuant to Section 2.09. The amount of the Swingline Commitment on the date hereof is $50,000,000.

“Swingline Exposure” means, at any time, the sum of the Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made by the Swingline Lender under its Swingline Commitment pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” means, on any date, the sum of (x) all Indebtedness that would appear as a liability on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with GAAP, less the amount of cash and cash equivalents of the Company and its Subsidiaries that would appear on such balance sheet and (y) total stockholders’ equity of the Company and its Subsidiaries determined as of such date on a consolidated basis in accordance with GAAP, less goodwill and intangible assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total Indebtedness” means, as of any date, without duplication, the aggregate amount of Indebtedness of the Company and its Subsidiaries on such date, less the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries on such date, in each case as would appear as a liability or as cash or cash equivalents, as applicable, on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with GAAP.

“Transactions” means the execution, delivery and performance by the Borrowers and Guarantors of this Agreement and the other Loan Documents, the borrowing of Loans hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“US Multiemployer Plan” means a multiemployer plan as defined in Section 4001 (a)(3) of ERISA.

“US Plan” means a Plan that is subject to ERISA.

“Withdrawal Liability” means liability to a US Multiemployer Plan as a result of a complete or partial withdrawal from such US Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”) and Borrowings may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and

Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References herein to the taking of any action hereunder of an administrative nature by any Borrower shall be deemed to include references to the Company taking such action on such Borrower’s behalf, and the Administrative Agent is expressly authorized to accept any such action taken by the Company as having the same effect as if taken by such Borrower. Any notice given to the Company shall be deemed to have been given simultaneously to Newmont USA.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments.

(b) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans during the Availability Period.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans, as the applicable Borrower may request in accordance herewith; (ii) each Swingline Loan shall be comprised entirely of ABR Loans; and (iii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the applicable Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or the amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), as the case may be. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be outstanding more than a total of 30 Eurodollar Revolving Borrowings (or such greater number as the Administrative Agent shall agree).

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone or by telecopy (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form agreed to by the Administrative Agent and the Company and signed by the applicable Borrower (or by the Company on behalf of Newmont USA, if it is the Borrower). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the Type of the requested Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Competitive Bid Procedure. (a)Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrowers may request Competitive Bids from the Lenders and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that, after giving effect to any Borrowing of Competitive Loans, the sum of the total Revolving Credit Exposures plus the total Competitive Loans shall not exceed the total Commitments. To request Competitive Bids, the applicable Borrower shall notify the Administrative Agent of such request by telephone or by telecopy, in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the applicable Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within three Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period” and shall end no later than the Maturity Date; and

(v) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the applicable Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Company) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) The Administrative Agent shall promptly notify the applicable Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Subject only to the provisions of this paragraph, a Borrower may accept or reject any Competitive Bid. A Borrower shall notify the Administrative Agent by telecopy or by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 11:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of a Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) a Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by a Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, a Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of the $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the applicable Borrower. A notice given by a Borrower pursuant to this paragraph shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section 2.04.

SECTION 2.05. Swingline Loans. (a)Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the sum of the total Swingline Exposures exceeding the Swingline Commitment or (ii) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments; provided that (A) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (B) the Swingline Lender shall not make a Swingline Loan if it shall have been notified by the Administrative Agent at the written request of the Required Lenders that a Default or an Event of Default has occurred and is continuing and that, as a result, no further Swingline Loans shall be made by it (a “Swingline Suspension Notice”). Each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lender. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be in an integral multiple of $1,000,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).

(b) To request Swingline Borrowings, a Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy) no later than the day of a proposed Swingline Borrowing by not later than 1:00 p.m., New York City time, on such day. Each such notice shall be irrevocable and shall specify the requested borrowing date (which shall be a Business Day), and the aggregate amount of the requested Swingline Borrowing. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a transfer of funds to the general deposit account of the applicable Borrower with the Administrative Agent by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) By written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, the Swingline Lender may require the Lenders to acquire participations on such Business Day in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice the percentage of the applicable Swingline Loans allocated to such Lender based on its respective Applicable Percentage. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, its Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that, in the absence of a Swingline Suspension Notice received by the Swingline Lender not less than two Business Days prior to the making of the applicable Swingline Loan, its obligation to acquire participations in each Swingline Loan pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.09 with respect to Loans made by such Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph. Any amounts received by the Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, either Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the LC Availability Period, and (subject to the conditions set forth in Section 4.02), the applicable Issuing Bank will issue such Letters of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by either Borrower to, or entered into by either Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Effective Date, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have granted to each Lender and each Lender shall have been deemed to have purchased from such Issuing Bank a participation in such Letter of Credit in accordance with paragraph (d) below. The Company and the Lenders that are also party to the Existing Five-Year Credit Agreement agree that concurrently with such grant, the participations in the Existing Letters of Credit granted to such lenders under the Existing Five-Year Credit Agreement shall be automatically canceled without further action by any of the parties thereto. On and after the Effective Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof and shall be deemed issued on the Effective Date.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, extension or renewal of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $500,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments; provided that an Issuing Bank shall not issue, amend, renew or extend any Letter of Credit if it shall have been notified by the Administrative Agent at the written request of the Required Lenders that a Default or an Event of Default has occurred and is continuing and that, as a result, no further Letters of Credit shall be issued by it (a “Letter of Credit Suspension Notice”).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is two Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit (provided that such Letter of Credit shall expire no later than the date set forth in paragraph (c) of this Section), or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day immediately following the date on which such Borrower shall have received notice of such LC Disbursement; provided that either Borrower may, subject to the conditions to borrowing set forth herein, request (i) in accordance with Section 2.03 that such payment be financed with an ABR Borrowing or (ii) in accordance with Section 2.05 that such payment be financed with a Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan, as the case may be. If a Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve either Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or (iii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any of the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to either Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement by the date that is three Business Days following the date such reimbursement is due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the applicable Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of the applicable replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Acceleration of Reimbursement Obligations. If at any time (i) an Event of Default described in clause (a), (b) (only to the extent related to an LC Disbursement reimbursement obligation), (h) or (i) of Article VII shall occur and be continuing or (ii) the Administrative Agent shall declare the Loans to be immediately due and payable (in whole or in part), the reimbursement obligations of the Borrowers hereunder in respect of all Letters of Credit then outstanding shall (x) in the case of the occurrence and the continuance of any Event of Default described in clause (a) or (b) (in the case of clause (b), only to the extent related to an LC Disbursement reimbursement obligation) of Article VII upon the request of the Administrative Agent and (y) in all other cases, immediately, become due and payable (regardless of whether such Letters of Credit shall have been drawn upon as of such time). The applicable Borrower shall make such reimbursement in an amount in cash equal to the aggregate LC Exposure with respect to such Borrower as of such date plus any accrued and unpaid interest thereon. Moneys comprising such reimbursement shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements made in connection with Letters of Credit issued pursuant to a request made by the applicable Borrower and for which such

Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held on behalf of the Issuing Bank in satisfaction of the reimbursement obligations of the applicable Borrower, as applicable, for the LC Exposure with respect to such Borrower at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of such Borrower under this Agreement. If either Borrower is required to provide a reimbursement hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. Upon (x) the expiration or termination of any Letter of Credit for which the applicable Borrower shall have previously provided reimbursement hereunder or (y) the waiver or cure of the Event of Default that gave rise to the reimbursement obligation under this Section 2.06(j), the Administrative Agent, on behalf of the applicable Issuing Bank with respect to such Letter of Credit, shall reimburse the applicable Borrower within three Business Days for any undrawn amounts (to the extent not applied as aforesaid) under such Letter of Credit.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received to an account of such Borrower maintained with the Administrative Agent in New York City and designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and any Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Borrowing may be converted into or continued as a Borrowing with an Interest Period ending after the Maturity Date. This Section shall not apply to Competitive Loans or Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower (or the Company on its behalf) shall notify the Administrative Agent of such election by telephone or by telecopy by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower (or the Company on its behalf). Notwithstanding any other provision of this Section, no Borrower shall be permitted to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing, but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Eurodollar Revolving Borrowing will be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company (such notification to be promptly confirmed in writing), then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures would exceed the total Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day (or such shorter period as may be acceptable to the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender that has made a Competitive Loan the unpaid principal amount of such Competitive Loan on the last day of the Interest Period applicable to such Loan and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (x) the Maturity Date and (y) the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan or a Competitive Loan is made to any Borrower, such Borrower shall repay all Swingline Loans made to it and then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower or Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Company and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section and payment, when required thereby, of any amounts required under Section 2.16; provided that a Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b) In the event and on each occasion that the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeds the total Commitments, the Borrowers shall promptly prepay Revolving Borrowings in an aggregate amount sufficient to eliminate such excess.

(c) Prior to any optional or mandatory prepayment of Borrowings, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) below.

(d) The applicable Borrower shall notify the Administrative Agent (and in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) or by telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 10:00 a.m., New York City time, on the Business Day of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof, to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing or a Swingline Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing or a Swingline Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent, for the account of each Lender a facility fee, which shall accrue at the relevant Facility Fee Rate specified in the definition of Applicable Rate on the daily amount of the Commitments of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitments terminate; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitments terminate, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which all the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any facility fees accruing after the date on which all the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 365 (or 366, as the case may be)

days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Administrative Agent, for the account of each Lender a utilization fee at a rate per annum equal to .125% on the amount of the Revolving Credit Exposure on and in respect of each day on which the amount of Revolving Credit Exposure is greater than 50% of the total Commitments. Accrued utilization fees, if any, shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which all the Commitments terminate. All utilization fees shall be computed on the basis of a year of 365 (or 366, as the case may be) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit issued on behalf of such Borrower, which shall accrue at the same Applicable Rate used from time to time to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, (A) which shall accrue at a rate per annum as may be separately agreed upon by the Borrower and such Issuing Bank (except in the case of any Existing Letter of Credit, the rate per annum shall be as set forth in the Existing Five-Year Credit Agreement) on the daily amount of the LC Exposure attributable to standby Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure attributable to such Letters of Credit issued by such Issuing Bank, and (B) in the amount as may be separately agreed upon by the Borrower and such Issuing Bank (except in the case of any Existing Letter of Credit, the amount shall be as set forth in the Existing Five-Year Credit Agreement) on the face amount of each documentary Letter of Credit issued by such Issuing Bank, payable in full on the date of issuance as well as, in each case, such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees under clause (ii)(A) of the preceding sentence accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the later of the date on which the Commitments terminate and the date on which there shall cease to be any LC Exposure. All participation fees and fronting fees in respect of standby Letters of Credit shall be computed on the basis of a year of 365 (or 366, as the case may be) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between any Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for its own account or, in the case of facility fees, utilization fees and participation fees, for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Borrowing, at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate or (ii) in the case of a Eurodollar Competitive Borrowing, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Borrowing.

(c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by a Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by a Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law or any change in the applicability after the Effective Date of any Statutory Reserve Requirements shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except for Eurocurrency Reserve Requirements) or any Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank markets any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan or to increase the cost to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or

Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender shall give notice to the Administrative Agent and the Company at any time to the effect that Eurocurrency Reserve Requirements are, or are scheduled to become, effective and that such Lender is or will be generally subject to such Eurocurrency Reserve Requirements as a result of which such Lender will incur additional costs, then such Lender shall, for each day from the later of the date of such notice and the date on which such Eurocurrency Reserve Requirements become effective, be entitled to additional interest on each Eurodollar Loan made by it at a rate per annum determined for such day (rounded upward, if necessary, to the nearest 100th of 1%) equal to the remainder obtained by subtracting (i) the LIBO Rate for such Eurodollar Loan from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the then-applicable Eurocurrency Reserve Requirements. Such additional interest will be payable in arrears to the Administrative Agent, for the account of such Lender, on each Interest Payment Date relating to such Eurodollar Loan and on any other date when interest is required to be paid hereunder with respect to such Loan. Any Lender which gives a notice under this paragraph (b) shall promptly withdraw such notice (by written notice of withdrawal given to the Administrative Agent and the Company) in the event Eurocurrency Reserve Requirements cease to apply to it or the circumstances giving rise to such notice otherwise cease to exist.

(c) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made, or participations in Letters of Credit held, by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank, or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(d) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (d) of this Section, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(e) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such

Lender’s or such Issuing Bank’s right to demand such compensation; provided that, the Company shall not be required to compensate a Lender or any Issuing Bank pursuant to paragraph (a) or (c) of this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank notifies the Company of the Change in Law (or change in the applicability of Statutory Reserve Requirements) giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law (or change in the applicability of Statutory Reserve Requirements) giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period, as the case may be, applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate or Fixed Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof. Notwithstanding the foregoing, the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.16 for any loss, cost or expense incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the event giving rise to such loss, cost or expense and of such Lender’s intention to claim compensation therefor.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Issuing Bank or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The applicable Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that the Borrowers shall not be required to indemnify the Administrative Agent, an Issuing Bank or a Lender pursuant to this paragraph for any such Indemnified Taxes or Other Taxes and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, paid by the Administrative Agent, such Issuing Bank or such Lender more than 180 days prior to the date that the Administrative Agent, such Issuing Bank or such Lender notifies the applicable Borrower of such payment by the Administrative Agent, such Issuing Bank or such Lender of such Indemnified Taxes or Other Taxes and such related payments and of the Administrative Agent’s, such Issuing Bank’s or such Lender’s intention to claim indemnification therefor. A certificate as to the amount and nature of such payment or liability delivered to the Company by a Lender, by an Issuing Bank or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) On or before the date it becomes a party to this Agreement, each Lender that is not a United States Person as defined in Section 7701(a)(30) of the Code (a “Non-US Lender”) shall deliver to the Company two executed and completed copies of United States Internal Revenue Service Form (i) W-8ECI (or any successor form) specifying that all payments to be received under this Agreement or any other Loan Document by such Non-US Lender will be effectively connected with the conduct of a trade or business in the US, (ii) W-8BEN, including such Lender’s Taxpayer Identification Number (of any successor form) certifying eligibility for complete exemption from US Federal withholding tax with respect to payments to be made under this Agreement or under any other Loan Document under an applicable tax treaty or (iii) W-8BEN (or any successor form) and a certificate substantially in the form of Exhibit D (a “Non-Bank Certificate”). Each Non-US Lender shall redeliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender, except to the extent that such Non-US lender is unable to redeliver such forms due to the adoption of, or change in, any law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the date on which the applicable Loan is made by such Non-US Lender.

(f) If a Lender or Issuing Bank (or the Administrative Agent on behalf of a Lender or Issuing Bank) receives a refund in respect of any Indemnified Taxes pursuant to this Section 2.17, it shall within 30 days from the date of such receipt pay over such refund to the relevant Borrower (but only to the extent of indemnity payments made by the relevant Borrower under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or Issuing Bank (or the Administrative Agent) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the relevant Borrower, upon the request of such Lender or such Issuing Bank (or the Administrative Agent), agrees to repay the amount paid over to the relevant Borrower (plus penalties, interest or other charges) to such Lender or such Issuing Bank (or the Administrative Agent) in the event such Lender or such Issuing Bank (or the Administrative Agent) is required to repay such refund to the relevant Governmental Authority.

(g) Notwithstanding anything to the contrary contained in this Section 2.17, if a Lender or Issuing Bank is a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(l) of the Code and the Treasury Regulations issued thereunder) with respect to any payments made by the Borrowers under this Agreement or under any other Loan Document, the Borrowers shall not be obligated to pay additional amounts to such Lender or Issuing Bank pursuant to this Section 2.17 to the extent that the amount of Indemnified Taxes exceeds the amount that would have otherwise been payable had such Lender or Issuing Bank not been a conduit entity participating in a conduit financing arrangement.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Except as otherwise provided in Section 2.06(e), each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent for the account of the applicable Lenders or Issuing Bank or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Company, except that payments to the Swingline Lender, payments to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.15 (other than paragraph (b) thereof), 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Swingline Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in Swingline Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans or participations in Swingline Loans or participations in LC Disbursements, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or participations in Swingline Loans or participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender or Issuing Bank acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender or such Issuing Bank were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b) or paragraph (d) of this Section 2.18, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender (including any Issuing Bank) requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender (including any Issuing Bank) or any Governmental Authority for the account of any Lender (including any Issuing Bank) pursuant to Section 2.17, then such Lender (including such Issuing Bank) shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or issuing its Letters of Credit) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender (including such Issuing Bank), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender (including such Issuing Bank) to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (including such Issuing Bank). Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender (including any Issuing Bank) in connection with any such designation or assignment.

(b) If any Lender (including any Issuing Bank) requests compensation under Section 2.15 (other than paragraph (b) thereof), or if any Borrower is required to pay any additional amount to any Lender (including any Issuing Bank) or any Governmental Authority for the account of any Lender (including any Issuing Bank) pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent and the Swingline Lender, which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), participations in Swingline Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation, payments or additional interest.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants (as to itself and its own Subsidiaries) to the Lenders that:

SECTION 3.01. Organization; Powers. Each Borrower and each Significant Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower’s and Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Borrower, and the Guarantee Agreement has been duly executed and delivered by each of Battle Mountain Gold and Newmont Capital Limited and, in each case, constitutes a legal, valid and binding obligation of such Borrower or Guarantor, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any of the Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2003, reported on by PricewaterhouseCoopers LLP, independent public accountants and (ii) the consolidated balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2004, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of the interim financial statements referred to in clause (ii), to year-end audit adjustments and the absence of footnotes.

(b) Since December 31, 2003, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each Borrower and each Significant Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each Borrower and each Significant Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Borrower or Significant Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting such Borrower or any of the Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment and Holding Company Status. Neither Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $150,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $150,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Federal Regulations. The proceeds of the Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or X of the Board. As of the date of this Agreement, if the full amount of the Lenders’ Commitments were used to purchase Margin Stock, no more than 25% of the value of the assets of the Company, or of the Company and its Subsidiaries taken as a whole, which are subject to the restrictions contained in Article VI would constitute Margin Stock. If the proceeds of any Loan are to be used in a manner which would cause such Loans to be classified as “purpose loans” under Regulation U, then at the time of the making of such Loan and at the time of the making of each Loan thereafter (after applying the proceeds of all Loans then being or theretofore made), no more than 25% of the value of the assets of the Company, or of the Company and its Subsidiaries taken as a whole, which are subject to the restrictions contained in Article VI shall constitute Margin Stock. If at any time the representation set forth in the preceding sentence would be required to be made but cannot be made by any Borrower, such representation shall not be required to be made, provided that the Borrowers shall at all times thereafter comply with Article XI.

SECTION 3.13. Subsidiaries. Schedule 3.13 sets forth as of the Effective Date a list of all Subsidiaries and the percentage ownership (directly or indirectly) of the Company therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.13 are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all Liens.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Guarantee Agreement shall have been duly executed and delivered to the Administrative Agent by Battle Mountain Gold and Newmont Capital Limited.

(c) Except to the extent otherwise provided in Section 6.05, all intercompany Indebtedness and obligations in respect of intercompany advances owed by any Borrower or Guarantor to the Company or any Subsidiary shall have been subordinated to the Obligations pursuant to the Subordination Agreement or otherwise on terms no less favorable to the Lenders than those set forth in Exhibit F, and each obligee in respect of such Indebtedness or obligations shall have executed and delivered the Subordination Agreement or similar instrument reasonably satisfactory to the Administrative Agent effecting such subordination and provided an executed counterpart thereof to the Administrative Agent.

(d) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Britt D. Banks, Vice President and General Counsel of the Company and White & Case LLP, special counsel for the Company, substantially in the forms of Exhibit B-1 and B-2, respectively. The Company hereby requests such counsel to deliver such opinions.

(e) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers and the other Guarantors and the authorization of the Transactions by the Borrowers and the other Guarantors, all in form and substance reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g) All outstanding obligations under the Existing Credit Agreements shall have been paid and fully satisfied and the Existing Credit Agreements and all lending commitments thereunder shall have been terminated (or shall be terminated simultaneously with the Effective Date).

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit hereunder, and the incorporation of the Existing Letters of Credit as Letters of Credit hereunder, shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on July 30, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit hereunder is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a) The representations and warranties of each Borrower set forth in this Agreement shall (except as expressly provided in the last sentence of Section 3.12) be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent expressly made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) At the time of the making of the first Loan or issuance of a Letter of Credit, if any, when the representation in the third sentence of Section 3.12 would be required to be made, but cannot be made, then as a condition precedent to such Borrowing or issuance of a Letter of Credit, each Borrower shall have delivered to the Administrative Agent a Form F.R. G-3 or Form F.R. U-1, as applicable, for each Lender, duly completed by such Borrower in conformity with Regulation U of the Board.

Each Borrowing and each request for the issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all

Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a) within 100 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Pricewaterhouse Coopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the foregoing can be satisfied by delivery of the Company’s relevant Form 10-K);

(b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the foregoing can be satisfied by delivery of the Company’s relevant Form 10-Q);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01 and 6.02 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default continuing under Section 6.01 or 6.02 on the date of such certificate, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all financial statements, registration statements, proxy statements and periodic reports (in each case without exhibits), filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting a Borrower or any Subsidiary thereof as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding $150,000,000; and

(d) any other development, including without limitation any development relating to an Environmental Liability, that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. (i) Each Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (ii) each Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or sale permitted (or not restricted) under Section 6.04.

SECTION 5.04. Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including without limitation all Environmental Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X (after giving effect to Article XI). Letters of Credit will be issued only to support obligations incurred by the Borrowers and their subsidiaries in their business operations.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Consolidated Indebtedness. The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness if Total Indebtedness would exceed at any one time an amount equal to 62.5% of Total Capitalization.

SECTION 6.02. Leverage Ratio. The Borrowers will not permit the ratio of (a) Total Indebtedness as of the last day of any fiscal quarter of the Company to (b) EBITDA for the period of four consecutive fiscal quarters ending on such day to exceed 4.0 to 1.0.

SECTION 6.03. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the Effective Date and (to the extent securing Indebtedness in excess of $25,000,000) set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secured on the Effective Date;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens (including Liens arising in connection with any Capital Lease Obligation) on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to, at the time of, or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and

(iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e) Liens securing Indebtedness otherwise permitted pursuant to this Agreement incurred in connection with any Capital Lease Obligation related solely to the Gold Ore Treatment facility located near Carlin, Nevada;

(f) Liens securing Indebtedness otherwise permitted pursuant to this Agreement incurred in connection with the development, construction or operation of a project developed or constructed after the Effective Date so long as such Liens encumber only the project itself and/or the ownership interest held by the Company or any Subsidiary therein;

(g) a sale-leaseback transaction with respect to the Autoclave Equipment Plants;

(h) Liens not otherwise permitted by this Section 6.03 which, in the aggregate, secure Indebtedness and other obligations not exceeding (as to the Company and all of its Subsidiaries) $200,000,000 in aggregate principal amount at any time outstanding, provided that not more than $75,000,000 of the Indebtedness described above and outstanding at any time may be secured by assets located in North America; and

(i) extensions, renewals or replacements of any Lien referred to in paragraphs (b), (c), (d), (e), (f) and (g) of this Section 6.03, provided that the principal amount of the Indebtedness or obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

SECTION 6.04. Fundamental Changes. Neither Borrower will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a) any Subsidiary may merge or consolidate with the Company or Newmont USA;

(b) the Company or Newmont USA may merge or consolidate with any other Person so long as

(i) the Company or Newmont USA, as the case may be, is the surviving corporation or the surviving corporation (if the surviving corporation is not the Company) shall assume all of the Loans and other obligations of the Company or Newmont USA, as the case may be, under this Agreement pursuant to an Assumption Agreement substantially in the form of Exhibit C;

(ii) the credit rating for Index Debt of the surviving corporation from either Moody’s or S&P immediately after such transaction is at least equal to the credit rating for Index Debt of the Company or Newmont USA, as the case may be, immediately prior to the initial public announcement of such transaction, provided, that in any event the requirements of this clause (ii) shall be deemed satisfied if the surviving corporation has a credit rating after such merger or consolidation of at least BBB, in the case of S&P, or Baa2, in the case of Moody’s; and

(iii) the surviving corporation in the case of any merger or consolidation involving Newmont USA shall be a wholly owned Subsidiary of the Company.

SECTION 6.05. Intercompany Indebtedness of Guarantors. The Borrowers will not, and will not permit any other Guarantor to create, incur, assume or permit to exist any Indebtedness or obligations in respect of intercompany advances owed to the Company or any other Subsidiary (other than (a) Indebtedness of Newmont Capital Limited existing on the Effective Date and set forth on Schedule 6.05 and (b) Indebtedness or obligations in respect of intercompany advances owed to any Subsidiary that is not a Guarantor in an aggregate principal amount not to exceed $50,000,000 for all such Indebtedness or obligations in respect of intercompany advances owed to any one Subsidiary) unless such Indebtedness or obligations in respect of intercompany advances is expressly subordinated to such Guarantor’s obligations under this Agreement and the Guarantee Agreement, as the case may be, on terms no less favorable to the Lenders than those set forth on Exhibit F hereto; provided that in the case of the incurrence of Indebtedness or obligations in respect of intercompany advances after the Effective Date that results in the aggregate principal amount of Indebtedness or obligations in respect of intercompany advances owed by the Guarantors to the Company or any one Subsidiary first exceeding $50,000,000, no Default or Event of Default shall arise hereunder until the date that is 35 days after such incurrence of Indebtedness or obligations in respect of intercompany advances due to the absence of such subordination of Indebtedness or obligations in respect of intercompany advances owed to the Company or such Subsidiary.

SECTION 6.06. Indebtedness of Certain Subsidiary Guarantors. The Company will not permit Newmont Capital Limited or Battle Mountain Gold Company to create, incur, assume or permit to exist any Indebtedness, other than (i) its guarantees under the Guarantee Agreement, (ii) unsecured guarantees by it of senior Indebtedness of the Company and/or Newmont USA, (iii) Indebtedness set forth for it on Schedule 6.05, (iv) Indebtedness owed to the Company or any other Subsidiary, provided that such Indebtedness is, to the extent required under Section 6.05, expressly subordinated to its obligations under the Guarantee Agreement on terms no less favorable to the Lenders than those set forth on Exhibit F hereto and (v) other Indebtedness in an aggregate principal amount not in excess of $75,000,000 at any time outstanding.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) either Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) either Borrower shall (i) fail to pay (1) any interest on any Loan, (2) any reimbursement obligation in respect of any LC Disbursement, or (3) any regularly accruing fees hereunder, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days or (ii) fail to pay any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue for 15 days after the Company is notified thereof by the Administrative Agent or any Lender;

(c) any representation or warranty made or deemed made by or on behalf of either Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) either Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to such Borrower’s existence) or 5.08 or in Article VI;

(e) either Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Significant Subsidiary shall fail to make any payment of principal or interest (and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to the period of grace, if any, provided in the instrument or agreement relating to such Material Indebtedness);

(g) any event or condition occurs that results in any such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) either Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against a Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Borrower or any Significant Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) a Change in Control shall occur;

(m) a Borrower or any Significant Subsidiary (i) shall fail to make any payment or delivery in respect of any Material Commodity Hedging Indebtedness, and (ii) after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, the Commodity Hedging Agreement under which such Material Commodity Hedging Indebtedness arises, and (iii) such Borrower or such Significant Subsidiary shall fail to make any payment due under such Commodity Hedging Agreement as a result of such liquidation, acceleration or early termination within the period provided under such Commodity Hedging Agreement; or

(n) the Guarantee Agreement shall cease to be or shall not be enforceable with respect to any Guarantor or any Guarantor shall assert in writing that the Guarantee Agreement or any guarantee thereunder has ceased to be or is not enforceable;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to a Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans and, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, JPMorgan is hereby appointed to act as Administrative Agent on behalf of the Lenders and the Issuing Banks. Each of the Lenders and the Issuing Banks hereby irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any Subsidiary that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Section 10.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Guarantee

In order to induce the Lenders to extend credit hereunder, each Borrower (a “Borrower Guarantor”) hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of the other Borrower (the “Guaranteed Obligations”). Each Borrower Guarantor further agrees that the due and punctual payment of the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Guaranteed Obligation.

Each Borrower Guarantor waives presentment to, demand of payment from and protest to the other Borrower of any of the Guaranteed Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Borrower Guarantor hereunder shall not be affected by (a) the failure of any Lender or Issuing Bank to assert any claim or demand or to enforce any right or remedy against the other Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Guaranteed

Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement; (d) the failure or delay of any Lender or Issuing Bank to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; (e) the failure of any Lender or Issuing Bank to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (f) any default, failure or delay, wilful or otherwise, in the performance of the Guaranteed Obligations; or (g) any other circumstance, act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Borrower Guarantor or otherwise operate as a discharge of or a defense available to, the Borrower Guarantor as a matter of law or equity or which would impair or eliminate any right of the Borrower Guarantor to subrogation.

Each Borrower Guarantor further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of the other Borrower or any Subsidiary or any other Person.

The obligations of each Borrower Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason other than the indefeasible payment in full in cash of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, any impossibility in the performance of the Guaranteed Obligations or otherwise.

Each Borrower Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by any Lender or Issuing Bank upon the bankruptcy or reorganization of the other Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Lender or Issuing Bank may have at law or in equity against each Borrower Guarantor by virtue hereof, upon the failure of the other Borrower to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, such Borrower Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lenders or Issuing Banks in cash an amount equal the unpaid principal amount of such Guaranteed Obligation.

Upon payment in full by a Borrower Guarantor of any Guaranteed Obligation, each Lender and Issuing Bank shall, in a reasonable manner, assign to such Borrower Guarantor the amount of such Guaranteed Obligation owed to such Lender or such Issuing Bank and so paid, such assignment to be pro tanto to the extent to which the Guaranteed Obligation in question was discharged by such Borrower Guarantor, or make such disposition thereof as such Borrower Guarantor shall direct (all without recourse to any Lender or Issuing Bank and without any representation or warranty by any Lender or Issuing Bank). Upon payment by a Borrower Guarantor of any sums as provided above, all rights of such Borrower Guarantor against the other Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the other Borrower to the Lenders or Issuing Banks (it being understood that, after the discharge of all the Obligations due and payable from such other Borrower, such rights may be exercised by the Borrower Guarantor notwithstanding that the other Borrower may remain contingently liable for indemnity or other Obligations).

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Company, to it at 1700 Lincoln Street, Denver, CO 80203, Attention of Treasurer (Telecopy No. 303-837-6011);

(b) if to Newmont USA, to it in care of the Company as provided in paragraph (a) above;

(c) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Maryann Bui (Telecopy No. (713) 750-2358), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of James H. Ramage (Telecopy No.(212) 270- 1063);

(d) if to the Swingline Lender, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Deirdre Wall (Telecopy No. (212) 552-7490), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of James H. Ramage (Telecopy No.(212) 270-1063);

(e) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the applicable Borrower;

(f) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

(g) notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the applicable Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by either Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders (and, additionally, in each case, if its rights and obligations are affected thereby, the Swingline Lender), or in the case of any other Loan Document, each applicable Guarantor; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or the amount of any LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or the scheduled date of payment of any LC Disbursement, or any interest thereon (other than a waiver of post-default additional interest as specified in Section 2.13(d)), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change

Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release either Borrower from its obligations under Article IX, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, Issuing Bank or the Swingline Lender.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent or, after the occurrence of a Default or Event of Default, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (regardless of whether any Indemnitee is a party thereto) relating to (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more commercial banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and amounts in respect of Letters of Credit at the time owing to it); provided that (i) each of the Company (except in the case of an assignment to a Lender or an Affiliate of a Lender), the Administrative Agent and any Issuing Bank (and, in the case of an assignment of all or a portion of any Lender’s obligations in respect of its Swingline Exposure, the Swingline Lender) must give their prior written consent to such assignment

(which consents shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender, any assignment of less than the entire remaining amount of the assigning Lender’s Commitment, or any assignment to more than one assignee, shall in each case be subject to the prior written consent of the Company, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), if less than the entire remaining amount of the assigning Lender’s commitment, shall not in any event be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iv) shall not apply to rights in respect of outstanding Competitive Loans, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that (i) any consent of the Company otherwise required under the first proviso to this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII (including in respect of Newmont USA) has occurred and is continuing and (ii) notwithstanding any other provision in this paragraph (b) (including the preceding clause (i) of this proviso), the prior written consent of the Company shall be required in the case of any assignment to a Person referred to in clause (v) of Section 10.04(e). Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15,2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any

Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and LC Disbursements owing to it); provided that (i) unless the Participant is an Affiliate or an affiliated funding vehicle of such Lender, the Company’s consent, in its sole discretion, shall be required for the sale of such participation, (ii) such Lender’s obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) notwithstanding any other provision in this paragraph (e), no Lender may, without the Company’s prior written consent, sell participations in any Loan, Commitment or LC Disbursements to Persons (other than banks and similar financial institutions) that are engaged in the gold or minerals business and which are designated in writing from time to time by the Company as Persons that are ineligible to participate in Loans or LC Disbursements and Commitments; provided further that any consent of the Company otherwise required under the first proviso to this paragraph (other than any consent required under clause (v) of this paragraph) shall not be required if an Event of Default under clause (h) or (i) of Article VII (including in respect of Newmont USA) has occurred and is continuing. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f) A Participant or, in the case of an assignment to a Lender or an Affiliate of a Lender, the assignee shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

(g) Each Lender agrees that it will only provide to a Participant information relating to the Company and its Subsidiaries that (x) is or becomes generally available to the public other than as a result of a disclosure by such Lender or its agents, employees or advisors or (y) becomes available on a nonconfidential basis, in each case other than from a source which is bound by a confidentiality agreement with the Company.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee or prospective assignee of any of its rights or obligations under this Agreement, (g) with the consent of any Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than a Borrower not subject (to the knowledge of such Lender) to a confidentiality agreement with a Borrower. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by a Borrower; provided that, in the case of information received from a Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties to this Agreement agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents and (ii) each party (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided that tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement or any other Loan Document, to the extent, in the case of this proviso, not relevant to an understanding of the tax treatment or tax structure of the Transactions contemplated by this Agreement or any other Loan Document, and provided further that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

ARTICLE XI

Treatment of Loans for Purposes of Regulation U

SECTION 11.01. Treatment for Purposes of Regulation U. The Borrowers and the Lenders agree that, (i) if at any time the proceeds of any Loans are to be used in any manner which would cause such Loans to be classified as “purpose loans” under Regulation U of the Board (all such Loans being herein referred to as “Purpose Loans” and all other Loans being herein referred to as “Non-Purpose Loans”), and (ii) if at the time of the making of any Loan after giving effect to which Purpose Loans are outstanding and the representation contained in the third sentence of Section 3.12 cannot be made, the Borrowers shall so notify the Administrative Agent (and the Administrative Agent shall so notify the Lenders) prior to the making of each such Loan (specifying the amount to be so used) and, from and after such date, this Article XI shall apply.

SECTION 11.02. Allocation of Credit. The Loans made hereunder by each Lender shall at all times be treated for purposes of Regulation U as three separate extensions of credit (the “A Credit”, the “B Credit” and the “C Credit” of such Lender; collectively, the “A Credits”, the “B Credits” and the “C Credits”), as follows:

(a) the principal amount of the A Credit of such Lender shall be an amount equal to the aggregate of the A Portions of all Purpose Loans made by such Lender (for purposes of this Article XI, the “A Portion” of any Purpose Loan shall be a portion of the original principal amount of such Purpose Loan equal to such Lender’s Commitment Percentage of the maximum loan value of the Margin Stock (including the Margin Stock to be purchased with such Purpose Loan) referred to in Section 11.03 (a) (minus any part of such Margin Stock allocated by such Lender under this paragraph (a) to prior Purpose Loans made by it) as determined by such Lender at the time of the making of such Purpose Loan in accordance with Regulation U) minus all payments and prepayments applied thereto in accordance with Sections 11.03 (a) and (b) and Section 11.04;

(b) the principal amount of the B Credit of such Lender shall be an amount equal to the aggregate of the B Portions of all Purpose Loans made by such Lender (for purposes of this Article XI, the “B Portion” of any Purpose Loan shall mean the difference between the original principal amount of such Purpose Loan and the

A Portion of such Purpose Loan) minus all payments and prepayments applied thereto in accordance with Sections 11.03(a) and (b) and Section 11.04; and

(c) the principal amount of the C Credit of such Lender shall be an amount equal to the aggregate of the portions (the “C Portions”) of all Loans made by such Lender other than the A Portions and the B Portions of such Loans minus all payments and prepayments applied thereto in accordance with Sections 11.03 (a) and (b) and Section 11.04.

SECTION 11.03. Allocation of Collateral. (a) The benefits of negative pledges in favor of the Lenders (direct and indirect) in the Margin Stock and the proceeds thereof provided for by this Agreement shall be allocated to the payment of the principal of and interest on the A Credits of the Lenders and of all other amounts payable by the Borrowers under this Agreement in connection with the A Credits (collectively, the “A Credit Amounts”); after the payment in full of the A Credit Amounts such benefits shall be allocated to the payment of the principal of and interest on first the B Credits of the Lenders and of all other amounts payable by the Borrowers under this Agreement in connection with the B Credits (collectively, the “B Credit Amounts”) and second the C Credits of the Lenders and of all other amounts payable by the Borrower under this Agreement in connection with the C Credits (collectively, the “C Credit Amounts”). Each Borrower agrees that it shall not, and shall not permit any of its subsidiaries to, sell, transfer or otherwise dispose of any shares of Margin Stock, or otherwise withdraw or substitute any direct or indirect security for any Purpose Loans, unless after giving effect thereto and to any prepayments of Loans to be made in connection therewith, such sale, transfer, disposition or other withdrawal or substitution would be permissible under Section 221.3(f) of Regulation U.

(b) The benefits of the negative pledges in favor of the Lenders (direct and indirect) in the assets of the Borrowers other than Margin Stock provided for by this Agreement shall be allocated first to the payment of the B Credit Amounts and second to the payment of the C Credit Amounts; and only after the payment in full of all B Credit Amounts and C Credit Amounts, to the payment of the A Credit Amounts.

(c) Each Lender will mark its records to identify irrevocably the A Credit of such Lender with the benefits described in paragraph (a) of this Section 11.03 and the B Credit of such Lender with the benefits described in paragraph (b) of this Section 11.03 upon which it is relying as security for the B Credit and the C Credit of such Lender with the benefits described in paragraph (b) of this Section 11.03 upon which it is relying as security for the C Credit.

(d) In order to better enable the Lenders to comply with paragraph (c) of this Section 11.03, Purpose Loans shall be treated as separate and distinct “Loans” (A Credits, being credits for which the Lender is relying upon Margin Stock as security and B Credits, being credits for which the Lender is relying upon assets other than Margin Stock as security) and shall be treated as separate and distinct from Non-Purpose Loans (C Credits, being credits for which the Lender is relying as security on assets other than the assets required to secure the A Credits and B Credits) for purposes of borrowings, payments, prepayments and conversions of Loans under this Agreement and the determination of Interest Periods with respect thereto.

SECTION 11.04. Allocation of Payments. Except as otherwise specifically provided in this Agreement (but in any event subject to the requirements of Regulation U), all payments and prepayments by the Borrowers of the Loans shall be applied first to the payment or prepayment of the A Credits, second to the payment or prepayment of the B Credits and third to the payment or prepayment of the C Credits, provided that each such payment and prepayment made with funds derived from assets subject to the provisions of paragraph (b) of Section 11.03 shall be applied first to the payment or prepayment of the B Credit Amounts, second to the payment or prepayment of the C Credit Amounts and third to the payment or prepayment of the A Credit Amounts; and provided further, that each such payment and prepayment made with funds derived from assets subject to the provisions referred to in paragraph (a) of Section 11.03 shall be applied first to the payment or prepayment of the A Credit Amounts, second to the payment or prepayment of the B Credit Amounts and third to the payment or prepayment of the C Credit Amounts.

SECTION 11.05. Information. The Borrowers will furnish to each Lender, prior to the making of any Loan or at any time thereafter upon the request of such Lender, such information as such Lender may require to distinguish between Purpose Loans and Non-Purpose Loans and to determine the A, B and C Portions thereof, and from time to time such other information as such Lender may require to comply with paragraphs (c) and (d) of Section 11.03 and with Sections 11.04 and to further determine compliance with Regulation U, and such documents as such Lender may require to comply with Regulation U.

SECTION 11.06. Individual Lender Responsibility. Each Lender shall be responsible for its own compliance with and administration of the provisions of this Article XI, and the Administrative Agent shall have no responsibility for any determinations or allocations (including, without limitation, any allocations of payments or prepayments) made or to be made by any Lender as required by such provisions. Notwithstanding anything else provided herein, nothing contained in this Article XI shall bind any Lender to act (or to fail to act) in any manner that could cause such Lender to violate, or could result in the violation of, any applicable law, rule, regulation or order of any Governmental Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEWMONT MINING CORPORATION,

by	/s/ Thomas P. Mahoney
	Name:	Thomas P. Mahoney
	Title:	Vice President and Treasurer

NEWMONT USA LIMITED,

by	/s/ Thomas P. Mahoney
	Name:	Thomas P. Mahoney
	Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, individually and as Administrative Agent and as a Swingline Lender

by	/s/ James H. Ramage
	Name:	James H. Ramage
	Title:	Managing Director

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution:

The Bank of Nova Scotia

by	/s/ Mark Sparrow
	Name:	Mark Sparrow
	Title:	Director

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution:

The Royal Bank of Scotland plc

by	/s/ Dale Williams
	Name:	Dale Williams
	Title:	Senior Director

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution:

CITICORP USA, INC.

by	/s/ Daniel J. Miller
	Name:	Daniel J. Miller
	Title:	Vice President

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution:

HSBC Bank USA National Association

by	/s/ William S. Edge III
	Name:	William S. Edge III
	Title:	S.V.P

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution:

UBS Loan Finance LLC

by	/s/ Willfred V. Salmt
	Name:	Willfred V. Salmt
	Title:	Director
Banking Products
Services, US

by	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director
Banking Products
Services, US

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution:

SUMITOMO MITSUI BANKING CORPORATION

by	/s/ Al Galluzzo
	Name:	Al Galluzzo
	Title:	Senior Vice President

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution: Australia and New Zealand Banking Group limited

by	/s/ R. Scott McInnis
	Name:	R. Scott McInnis
	Title:	Country Head - USA

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution: Banco Bllbao Vizcaya Argentaria

by	/s/ Hector O.Villegas
	Name:	Hector O.Villegas
	Title:	Vice President
Global Corporate Banking

/s/ Santiago Hernandez
Santiago Hernandez
Vice President
Global Corporate Banking

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution: Bank of Montreal, Chicago Branch

by:	/s/ Bruce Pietka
	Name:	Bruce Pietka
	Title:	Vice-President

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

BNP Paribas

by	/s/ Mark Cox
	Name:	Mark Cox
	Title:	Director

by	/s/ Larry Robinson
	Name:	Larry Robinson
	Title:	Director

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of June 23, 2004

Name of Institution: The Bank of Tokyo-Mitsubishi, Ltd. Houston Agency

by	/s/ Donald W. Herrick, Jr.
	Name:	Donald W. Herrick, Jr.
	Title:	Vice President

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution: CIBC INC.

by	/s/ Geraldine Kerr
	Name:	Geraldine Kerr
	Title:	Executive Director CIBC World Markets Corp. As Agent

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Commonwealth Bank of Australia

by	/s/ Laurie C. Tuzo
Laurie C. Tuzo Head of North America, Global Institutional Banking

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

CALYON New York Branch

by	/s/ Georges Romano
	Name:	Georges Romano
	Title:	Director

by	/s/ James F. Guidera
	Name:	James F. Guidera
	Title:	Managing Director

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution:

Deutsche Bank AG New York Branch

by	/s/ Michael Starmer-Smith
	Name:	Michael Starmer-Smith
	Title:	Managing Director

by	/s/ Joel Makowsky
	Name:	Joel Makowsky
	Title:	Director

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution:

Mizuho Corporate Bank, Ltd.

by	/s/ Greg Botshon
	Name:	Greg Botshon
	Title:	Senior Vice President

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution:

Royal Bank of Canada

by	/s/ Suzanne Kaicher
	Name:	Suzanne Kaicher
	Title:	Attorney-in-Fact

Signature Page to the Newmont Mining Corporation Credit Agreement dated as of July 30, 2004

Name of Institution:

UFJ Bank Limited

by	/s/ John T. Feeney
	Name:	John T. Feeney
	Title:	Vice President

Signature Page to the Newmont
Mining Corporation Credit
Agreement dated as of July 30, 2004

Name of Institution:

The Bank of New York

by	/s/ John N. Watt
	Name:	John N. Watt
	Title:	Vice President

Signature Page to the Newmont
Mining Corporation Credit
Agreement dated as of July 30, 2004

Name of Institution:

US Bank, N.A.

by	/s/ Thomas McCarthy
	Name:	Thomas McCarthy
	Title:	Vice President

Signature Page to the Newmont
Mining Corporation Credit
Agreement dated as of July 30, 2004

Name of Institution:

Wells Fargo Bank, N.A.

by	/s/ Art Krasny
	Name:	Art Krasny
	Title:	Relationship Manager

Signature Page to the Newmont
Mining Corporation Credit
Agreement dated as of July 30, 2004

Name of Institution:

WestLB AG,
New York Branch

by	/s/ Walter T. Duffy III
	Name:	Walter T. Duffy III
	Title:	Director

by	/s/ Paul Verdi
	Name:	Paul Verdi
	Title:	Associate Director

Signature Page to the Newmont
Mining Corporation Credit Agreement
dated as of July 30th, 2004

Société Générale

by	/s/ Chris Henstock
	Name:	Chris Henstock
	Title:	Director